SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [ ]
  Check the appropriate box:
  [ ] Preliminary Proxy Statement              [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by
                                                   Rule 14a-6(e)(2))
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-12

                                HEICO CORPORATION
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                (Name of Registrant As Specified In Its Charter)

                                       N/A
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [X] No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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  [ ] Fee paid previously with preliminary materials.

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  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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  (1) Amount Previously Paid:

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  (2) Form, Schedule or Registration Statement No.:

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  (3) Filing Party:

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  (4) Date Filed:

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

                                HEICO CORPORATION
                   3000 TAFT STREET, HOLLYWOOD, FLORIDA 33021

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 16, 2007

                                   ----------

         The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation, will be held on March 16, 2007 at 10:00 a.m., Eastern Daylight Time, at the Conrad Miami Hotel at Espirito Santo Plaza, 1395 Brickell Avenue, Miami, Florida 33131, for the following purposes:

         1.   To elect a Board of Directors for the ensuing year;

         2.   To approve the HEICO Corporation 2007 Incentive Compensation Plan;

         3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2007; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only holders of record of HEICO Corporation Common Stock and Class A Common Stock as of the close of business on January 22, 2007 will be entitled to vote at the Meeting.

         You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy either by a written notice to HEICO or in person at the meeting (without affecting any vote previously taken).

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                   LAURANS A. MENDELSON
                                                   Chairman of the Board,
                                                   President and Chief Executive
                                                   Officer
                                                   February 16, 2007

                                HEICO CORPORATION
                   3000 TAFT STREET, HOLLYWOOD, FLORIDA 33021

                                   ----------

                                 PROXY STATEMENT

                                   ----------

         This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or the "Company") in connection with the solicitation of proxies by HEICO's Board of Directors for use at the Annual Meeting of Shareholders of HEICO (the "Annual Meeting") to be held at the Conrad Miami Hotel at Espirito Santo Plaza, 1395 Brickell Avenue, Miami, Florida 33131 on Friday, March 16, 2007 at 10:00 a.m., Eastern Daylight Time. This Proxy Statement is first being mailed to shareholders on or about February 20, 2007.

         At the annual meeting, the shareholders will be asked to elect a Board of Directors ("Board"); to approve the HEICO Corporation 2007 Incentive Compensation Plan; to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2007; and to vote on any other business which properly comes before the meeting.

         The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy at any time prior to its use by a revocation in writing or a later dated proxy that is received in sufficient time by HEICO prior to the Annual Meeting; and, if you attend the meeting, you may vote your shares in person.

         If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

         HEICO will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and directors, officers and regular employees of HEICO may solicit proxies personally or by telephone, telegram or special letter. HEICO will also employ D. F. King & Co., 48 Wall Street, New York, New York 10005, to assist in soliciting proxies for a fee of $6,500 plus related out-of-pocket expenses.

         Only holders of record of HEICO Common Stock, $0.01 par value per share (the "Common Stock"), and Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), as of the close of business on January 22, 2007 will be entitled to vote at the meeting. On that date, there were outstanding 10,414,778 shares of Common Stock, each entitled to one vote, and 15,134,223 shares of Class A Common Stock, each entitled to 1/10th vote per share.

VOTING REQUIREMENTS

         The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of all classes of the Company's common stock entitled to vote shall constitute a quorum at the annual meeting of shareholders. If a quorum is present, the affirmative vote of a majority of the voting power of the shares of all classes of the Company's common stock represented in person or by proxy at the annual meeting and entitled to vote on the subject matter at the annual meeting shall be required to elect members of the Board of Directors.

         A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter ("non-voted shares"). This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will be counted for purposes of determining the presence of a quorum but will not be counted as shares present and entitled to vote on such matter for purposes of voting, and therefore, will have no effect on matters brought to a vote at the annual meeting. Shares voted to abstain as to a particular matter and directions to "withhold authority" to vote for directors, will be counted for purposes of determining the presence of a quorum and will be counted as present and entitled to vote with respect to such matter for purposes of voting, and therefore, will have the effect of votes against the matters brought to a vote at the annual meeting.

         Under the terms of the HEICO Savings and Investment Plan (the "Plan"), all shares allocated to the accounts of participating employees will be voted or not voted by the trustee of the Plan as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted by the trustee of the Plan in the same proportion as the shares for which instructions are received. Voting instruction cards are being mailed to all participants in the Plan. If a participant also owns shares outside the Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards in order to cause all of their shares to be voted in accordance with their instructions. To be assured that the trustee will receive voting instruction cards on a timely basis, voting instruction cards for shares in the Plan must be duly signed and received no later than March 13, 2007. The total number of shares in the Plan as of the record date represents approximately 8.1% of the voting power of all classes of common stock outstanding as of the record date and entitled to vote at the annual meeting.

           VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock as of January 22, 2007 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock; (ii) the Chief Executive Officer and the other four most highly compensated executive officers; (iii) each of the directors of the Company; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

                                                                                   SHARES BENEFICIALLY OWNED (2)
                                                                         -------------------------------------------------
                                                                                                           CLASS A
                                                                              COMMON STOCK              COMMON STOCK
                                                                         -----------------------   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                   NUMBER       PERCENT      NUMBER       PERCENT
----------------------------------------------------------------------   ----------   ----------   ----------   ----------
(a) Certain beneficial owners:
Mendelson Reporting Group (3) ........................................    2,503,527        22.54%     390,191         2.54%
Dr. Herbert A. Wertheim (4) ..........................................    1,136,176        10.91%   1,132,196         7.48%
Royce & Associates, LLC (5) ..........................................           --           --    1,504,937         9.94%
Renaissance Technologies Group (6) ...................................      833,800         8.01%          --           --
Susquehanna Investment Group (7) .....................................           --           --    1,196,029         7.90%
JPMorgan Chase & Co. (8) .............................................      700,220         6.72%          --           --
Investment Counselors of Maryland, LLC (9) ...........................           --           --      976,856         6.45%
Baron Reporting Group (10) ...........................................           --           --      932,900         6.16%
Barclays Global Reporting Group  (11) ................................      552,046         5.30%          --           --
Rene Plessner Reporting Group (12) ...................................      540,497         5.19%          --           --
T. Rowe Price Associates, Inc. (13) ..................................           --           --      760,720         5.03%

(b) Directors:
Samuel L. Higginbottom ...............................................        5,749            *          200            *
Wolfgang Mayrhuber (14) ..............................................       31,313            *       23,137            *
Eric A. Mendelson (15) ...............................................      731,515         6.81%     172,714         1.13%
Laurans A. Mendelson (16) ............................................    1,373,521        13.13%     147,682            *
Victor H. Mendelson (17) .............................................      713,055         6.64%     199,213         1.31%
Albert Morrison, Jr. (18) ............................................       19,864            *       15,078            *
Joseph W. Pallot .....................................................        1,316            *            *            *
Dr. Alan Schriesheim (19) ............................................      112,180         1.07%      97,995            *
Frank J. Schwitter ...................................................            *            *            *            *

(c) Executive officers listed in Summary Compensation Table
      who are not directors:
Thomas S. Irwin (20) .................................................      503,789         4.74%     100,278            *

All directors and executive officers as a group (11 persons) (21) ....    3,188,192        27.82%     637,334         4.11%
All directors, executive officers, the HEICO Savings and
   Investment Plan and the Mendelson Reporting Group as a
   group (22) ........................................................    3,973,111        34.67%   1,352,530         8.71%

----------
*      Represents ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

(2) The number of shares of Common Stock and Class A Common Stock deemed outstanding as of January 22, 2007 includes (i) 10,414,778 shares of Common Stock; (ii) 15,134,223 shares of Class A Common Stock; and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 22, 2007 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3) The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation, a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric
     A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; and the Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and trustee is Victor H. Mendelson. Includes 691,000 shares of Common Stock and 212,601 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007. See Notes (15), (16) and (17) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

(4) The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Based on information in a Schedule 13G/A filed on January 22, 2007, all shares are held in portfolios of certain mutual funds and/or institutional accounts managed by Royce & Associates, LLC, a registered investment advisor. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(6) Based on information in a Schedule 13G filed on February 12, 2007, all shares are beneficially owned by Renaissance Technologies Corp., an investment advisor, and James H. Simons, control person of Renaissance Technologies Corp. The address of Renaissance Technologies Corp. and James
     H. Simons is 800 Third Avenue, New York, New York 10022.

(7) Based on information in a Schedule 13G/A filed on February 7, 2007, all shares are held by Susquehanna Investment Group, registered brokers or dealers. The address of Susquehanna Investment Group is 401 City Avenue, Suite 220, Bala Cynwyd, Pennsylvania 19004.

(8) Based on information in a Schedule 13G filed on February 8, 2007, by JPMorgan Chase & Co., a parent holding company, and on behalf of its wholly owned subsidiaries (i) JPMorgan Chase Bank, National Association; (ii) J.P. Morgan Investment Management Inc.; and (iii) JPMorgan Investment Advisors Inc. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(9) Based on information in a Schedule 13G filed on February 6, 2007, all shares are held in portfolios of advisory clients of Investment Counselors of Maryland, LLC, a registered investment advisor. The address of Investment Counselors of Maryland, LLC is 803 Cathedral Street, Baltimore, Maryland 21201.

(10) Based on information in a Schedule 13G filed on February 14, 2007, all shares are beneficially owned by Baron Capital Group, Inc. ("BCG") and Ronald Baron, parent holding companies; BAMCO, Inc., a registered investment advisor; and Baron Small Cap Fund, a registered investment company, (collectively "Baron Reporting Group"). BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc. and its affiliates. The address of Baron Reporting Group is 767 Fifth Avenue, New York, New York 10153.

(11) Based on information in a Schedule 13G filed on January 23, 2007, reflects 257,070 shares of Common Stock held by Barclays Global Investors, NA, a bank, and 294,976 shares of Common Stock held by Barclays Global Fund Advisors, a registered investment advisor. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

(12) Based on information in a Schedule 13D dated February 24, 2002 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Reflects 107,127 shares of Common Stock held by Mr. Plessner and 433,370 shares of Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 200 East 74th Street, Penthouse A, New York, New York 10021.

(13) Based on information in a Schedule 13G filed on February 13, 2007, all shares are beneficially owned by T. Rowe Price Associates, Inc., a registered investment advisor. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(14) Includes 30,000 shares of Common Stock and 20,930 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007.

(15) Includes 157,282 shares of Common Stock and 64,709 shares of Class A Common Stock held by Mendelson International Corporation; 82,360 shares of Common Stock held by EAM Management Limited Partners; 323,000 shares of Common Stock and 83,879 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007; 20,190 shares of Common Stock and 19,099 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric
     A. Mendelson's account; and 950 shares of Common Stock and 1,094 shares of Class A Common Stock owned by Eric A. Mendelson's children. See Note (3) above.

(16) Laurans A. Mendelson disclaims beneficial ownership with respect to 157,282 shares of Common Stock and 64,709 shares of Class A Common Stock, respectively, of these shares, which are held in the name of Mendelson International Corporation and 45,441 shares of Common Stock and 13,175 shares of Class A Common Stock, which were donated to and are presently held by the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 1,099,788 shares of Common Stock and 235 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. Also includes 45,000 shares of Common Stock and 44,843 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007 and 26,010 shares of Common Stock and 24,720 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Laurans A. Mendelson's account. See Notes (3), (15) and (17).

(17) Includes 157,282 shares of Common Stock and 64,709 shares of Class A Common Stock held by Mendelson International Corporation; 36,180 shares of Common Stock held by VHM Management Limited Partners; 323,000 shares of Common Stock and 83,879 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007 of which 30,000 shares of Common Stock are held by the Victor H. Mendelson Revocable Investment Trust; 16,532 shares of Common Stock and 15,549 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account; and 1,000 shares of Common Stock and 1,110 shares of Class A Common Stock owned by Victor H. Mendelson's children. See Note (3) above.

(18) Includes 10,000 shares of Common Stock and 1,000 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007. Albert Morrison, Jr.'s voting and dispositive power with respect to 6,966 shares of Common Stock and 8,516 shares of Class A Common Stock is held indirectly through Sheridan Ventures, Inc., a corporation of which Mr. Morrison is the President, but not a shareholder.

(19) Includes 111,182 shares of Common Stock and 95,795 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007 and 2,200 shares of Class A Common Stock held by the estate of Dr. Schriesheim's wife.

(20) Includes 202,499 shares of Common Stock and 56,855 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007 and 34,159 shares of Common Stock and 32,710 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.

(21) Includes 1,044,681 shares of Common Stock and 387,181 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 22, 2007. The total for all directors and executive officers as a group (11 persons) also includes 96,891 shares of Common Stock and 92,078 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of the executive officers pursuant to the Plan.

(22) Includes 2,503,527 shares of Common Stock and 390,191 shares of Class A Common Stock owned by the Mendelson Reporting Group and 881,810 shares of Common Stock and 807,274 shares of Class A Common Stock held by the HEICO Savings and Investment Plan of which 711,839 shares of Common Stock and 626,128 shares of Class A Common Stock are allocated to participants in the Plan, including 96,891 shares of Common Stock and 92,078 shares of Class A Common Stock allocated to the directors and executive officers as a group, and of which 169,971 shares of Common Stock and 181,146 shares of Class A Common Stock are unallocated as of January 22, 2007.

                           PROPOSAL TO ELECT DIRECTORS
                                (Proposal No. 1)

         Each of the nine individuals named in the table below has been nominated by the Board of Directors of the Company for election to the Board of Directors at the Annual Meeting to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are currently serving on the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

NAME                      AGE   CORPORATE OFFICE OR POSITION                           DIRECTOR SINCE
----------------------   ----   ----------------------------------------------------   --------------
Samuel L. Higginbottom    85    Director                                                    1989
Wolfgang Mayrhuber        59    Director                                                    2001
Eric A. Mendelson         41    President - Flight Support Group;                           1992
                                President and Chief Executive Officer of HEICO
                                Aerospace Holdings Corp; and Director
Laurans A. Mendelson      68    Chairman of the Board; President and Chief Executive        1989
                                Officer; and Director
Victor H. Mendelson       39    President - Electronic Technologies Group                   1996
                                and General Counsel of the Company; President
                                and Chief Executive Officer of HEICO Electronic
                                Technologies Corp.; and Director
Albert Morrison, Jr.      70    Director                                                    1989
Joseph W. Pallot          46    Director                                                    2004
Dr. Alan Schriesheim      76    Director                                                    1984
Frank J. Schwitter        73    Director                                                    2006(1)

(1) Mr. Schwitter was appointed as a member of the Board of Directors on December 18, 2006.

BUSINESS EXPERIENCE OF NOMINEES

         Samuel L. Higginbottom is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is a Trustee Emeritus of St. Thomas University, Miami, Florida. Mr. Higginbottom is considered an "independent" Director under New York Stock Exchange rules.

         Wolfgang Mayrhuber was elected to the Board of Directors in 2001 after serving as Advisor to the Board of Directors of the Company since 1997. Mr. Mayrhuber has served as Chairman of the Executive Board and Chief Executive Officer of Deutsche Lufthansa AG ("Lufthansa") since June 2003. He has served with Lufthansa since 1970, and has held various senior management positions for the maintenance and overhaul of aircraft, components and engines. In 1992, Mr. Mayrhuber was appointed Executive Vice President and Chief Operating Officer Technical at Lufthansa. In 1994, he became Chairman of the Executive Board of Lufthansa Technik AG. In 2001, Mr. Mayrhuber was appointed to the Executive Board of Deutsche Lufthansa AG. Mr. Mayrhuber is also a member of the supervisory boards of BMW AG, Eurowings Luftverkehrs AG and a number of Lufthansa affiliates. Mr. Mayrhuber is considered an "independent" Director under New York Stock Exchange rules.

         Eric A. Mendelson has been an employee of the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Aerospace Holdings Corp., a subsidiary of HEICO, since its formation in 1997 and President of HEICO Aerospace Corporation since 1993. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson. Eric Mendelson is considered an "inside" Director under New York Stock Exchange rules.

         Laurans A. Mendelson has served as Chairman of the Board of the Company since December 1990. He has also served as Chief Executive Officer of the Company since February 1990 and President of the Company since September 1991. HEICO Corporation is a member of the Aerospace Industries Association ("AIA") in Washington D.C., and Mr. Mendelson frequently serves on the Board of Governors of AIA. He is also Chairman of the Board of Trustees, Chairman of the Executive Committee and member of the Society of Mt. Sinai Founders of Mt. Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson served as a Trustee of Columbia University in The City of New York from 1995 to 2001, as well as Chairman of the Trustees' Audit Committee. Mr. Mendelson currently serves as Trustee Emeritus of Columbia University. Mr. Mendelson is a Certified Public Accountant. Laurans A. Mendelson is the father of Eric Mendelson and Victor Mendelson. Laurans Mendelson is considered an "inside" director under New York Stock Exchange rules.

         Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Electronic Technologies Corp., a subsidiary of HEICO, since September 1996 and as General Counsel of the Company since 1993. He was the Chief Operating Officer of the Company's former MediTek Health Corp. subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of Mendelson International Corporation, a private investment company which is a shareholder of HEICO. He is a Trustee of the Greater Miami Chamber of Commerce, a Trustee of St. Thomas University in Miami Gardens, Florida and a Director of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson. Victor Mendelson is considered an "inside" director under New York Stock Exchange rules.

         Albert Morrison, Jr. is Chairman Emeritus of Morrison, Brown, Argiz & Company, a certified public accounting firm located in Miami, Florida, where he served as Chairman from 1971 to January 2003. He serves as the Chairman of the Miami-Dade County Industrial Development Authority. Mr. Morrison also serves as a director of Logic Devices, Inc., a computer electronics company, and as a member of the Board of Directors of the Florida International University Foundation. Mr. Morrison is considered an "independent" Director under New York Stock Exchange rules.

         Joseph W. Pallot has been a Shareholder of Devine Goodman Pallot & Wells, P.A., a Miami, Florida-based transactional and litigation boutique law firm since 2000. From 1993 to 2000 he was a Partner of the law firm of Steel Hector & Davis LLP. Mr. Pallot also serves on the board of directors and executive committee of the Beacon Council (Miami-Dade County, Florida's official economic development organization). Mr. Pallot is considered an "independent" Director under New York Stock Exchange rules.

         Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children's Memorial Hospital of Chicago, Illinois. Dr. Schriesheim is considered an "independent" Director under New York Stock Exchange rules.

         Frank J. Schwitter has been engaged principally as a consultant for law and accounting firms since 1998. From 1996 to 1998, Mr. Schwitter served as Senior Business Advisor and Technical Consultant to Prasetio Utomo & Co. in Indonesia. Prior to 1996, Mr. Schwitter served 38 years with Arthur Andersen LLP, where he was a partner and the Managing Director of the Firm's International Business Program from 1982 to 1996. Mr. Schwitter also served as an officer and director of a number of business organizations including the Foreign Policy Association, the Business Council for International Understanding, Council of the Americas, the Long Island Association of Business and the Huntington Chamber of Commerce. From 1998 to 2003, Mr. Schwitter served on the Technical Standards Committee of the American Institute of Certified Public Accountants ("AICPA") and he remains a member of the AICPA. Mr. Schwitter is a Certified Public Accountant in New York State. Mr. Schwitter is considered an "independent" Director under New York Stock Exchange rules.

CORPORATE GOVERNANCE, BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended October 31, 2006, the Board of Directors held four meetings. The Board of Directors has determined that Mr. Higginbottom, Mr. Mayrhuber, Mr. Morrison, Mr. Pallot, Dr. Schriesheim and Mr. Schwitter have met the standards of independence as set forth in the Company's Corporate Governance Guidelines, which are consistent with the standards established by the New York Stock Exchange.

         The full Board of Directors discussed and reviewed whether each Director was "independent" under New York Stock Exchange ("NYSE") rules. The Company has used these rules to determine whether a Director is independent. These rules state that a Director who has a "material" relationship with the Company will be deemed an "inside" or "non-independent" Director. As Messers Mendelson are all employed in executive positions with the Company, they are deemed "inside" or "non-independent" Directors. Under NYSE rules, all other members of the Board are "independent," as they and their employers lack material relationships with the Company. The Board reviewed and confirmed this conclusion.

         As noted above, Mr. Mayrhuber is Chairman of the Executive Board and Chief Executive Officer of Lufthansa. A Lufthansa subsidiary is a customer of the Company's Flight Support Group and owns 20% of the Flight Support Group. As HEICO's sales to Lufthansa and all of its subsidiaries constituted less than 2% of Lufthansa's consolidated annual revenues, Mr. Mayrhuber is an "independent" Director under NYSE rules and the Company's Board came to the same conclusion, as, in addition to the foregoing and among other reasons, neither Lufthansa nor Mr. Mayhuber receive any remuneration from HEICO, other than Mr. Mayhuber's standard Directors fees paid to him for service as a Director of the Company.

         The Board of Directors has an Executive Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance/Audit Committee, an Environmental, Safety and Health Committee and a Stock Option Plan Committee. Committee member appointments are re-evaluated annually and approved by the Board of Directors at its next regularly scheduled meeting that follows the annual meeting of shareholders. Information regarding each of the current committees is as follows:

         The Executive Committee has such powers as are delegated by the Board of Directors, which may be exercised while the Board of Directors is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Executive Committee did not meet in fiscal 2006 and its members consist of Mr. Laurans Mendelson (Committee Chairman), Mr. Mayrhuber, Mr. Higginbottom and Dr. Schriesheim.

         The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and recommending to the Board qualified individuals to be nominated as director; makes recommendations concerning committee membership, appointments and director compensation; periodically reviews and recommends to the Board of Directors updates to the Company's Corporate Governance Guidelines; assists the Board and the Company in interpreting and applying the Company's Corporate Governance Guidelines and Code of Business Conduct; and oversees the annual evaluation of management and of the Board of Directors. The Nominating and Corporate Governance Committee met two times in fiscal 2006 and its members consist of Mr. Higginbottom (Committee Chairman), Mr. Morrison and Dr. Schriesheim.

         Prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider the existing director's independence, if required, skills, performance and meeting attendance. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders (see the caption "Shareholder Proposals and Nominations" contained herein). In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required; who possess personal and professional integrity; have good business judgment, relevant experience and skills; and who would be effective as a director in conjunction with the full Board of Directors in collectively serving the long-term interests of the Company's shareholders. All candidates will be reviewed in the same manner, regardless of the source of recommendation.

         The Compensation Committee reviews and approves compensation of the Company's officers, key employees and directors. The Compensation Committee met four times in fiscal 2006 and its members consist of Mr. Higginbottom (Committee Chairman), Mr. Morrison and Dr. Schriesheim. The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the New York Stock Exchange's listing standards. The annual report of the Compensation Committee is contained herein.

         The Finance/Audit Committee oversees the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company, including the appointment, compensation, retention and oversight of the work of the Company's independent auditor. The Finance/Audit Committee met five times in fiscal 2006 and its members consist of Mr. Morrison (Committee Chairman), Mr. Higginbottom, Mr. Pallot, Dr. Schriesheim and Mr. Schwitter. Mr. Schwitter joined the Finance/Audit Committee in December 2006. The Board of Directors has determined that each member of the Finance/Audit Committee is "financially literate" and "independent" in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert", as defined by the Securities and Exchange Commission. The annual report of the Finance/Audit Committee is contained herein.

         The Environmental, Safety and Health Committee meets with the Company's senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Environmental, Safety and Health Committee met three times in fiscal 2006 and its members consist of Dr. Schriesheim (Committee Chairman), Mr. Mayrhuber, Mr. Eric Mendelson and Mr. Victor Mendelson. The Environmental, Safety and Health Committee also visits Company operating locations on a periodic basis.

         The Stock Option Plan Committee administers the Company's stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant. The Stock Option Plan Committee did not meet in fiscal 2006 and its members consist of Mr. Morrison (Committee Chairman) and Mr. Higginbottom.

         All Board of Directors Committee Charters, Corporate Governance Guidelines, as well as HEICO's Code of Ethics and Business Conduct are located on HEICO's web site at www.heico.com or in print upon written request to the Corporate Secretary at the Company's headquarters.

         Each of the directors attended 75% or more of the meetings of the Board of Directors and committees on which he served in fiscal 2006. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of shareholders, but it encourages directors to attend and historically, most have done so. All of the then eight members of the Board of Directors attended the 2006 annual shareholder meeting.

         The non-management directors meet at least once per year in an executive session. The non-management directors elect a presiding director for each executive session among the chairs of Board committees on a rotating basis.

COMPENSATION OF DIRECTORS

         Directors of the Company receive an annual retainer of $75,000 and are required to purchase shares of HEICO common stock equivalent to one-half of the annual retainer ($37,500). The Company accrues one-half of each directors' annual retainer and periodically purchases HEICO common stock on behalf of directors.

         Directors are paid a fee of $2,000 for each regular Board of Directors meeting attended and members of committees of the Board of Directors are paid a $6,500 annual retainer for each committee served and $1,200 for attendance at each committee meeting or site visit. In addition, committee chairmen are paid an annual retainer of $2,500 for each committee chaired. During fiscal 2006, an aggregate of $508,100 was paid or accrued to directors under the compensation arrangements described above (including $115,000 to Samuel Higginbottom, $82,100 to Wolfgang Mayrhuber, $109,700 to Albert Morrison, Jr., $78,000 to Joseph Pallot and $123,300 to Dr. Alan Schriesheim), excluding amounts to Laurans A. Mendelson, Eric A. Mendelson and Victor H. Mendelson, which are reported in the Summary Compensation Table.

         The Directors' Retirement Plan, which was adopted in 1991 in order to facilitate Director retirements and covered the then current directors of the Company, was amended as of November 2003 to effectively freeze vested benefits. Four of the current nine Directors are covered under the Directors' Retirement Plan. Under the Directors' Retirement Plan, as amended, the four current Directors who are participants will receive annually the average retainer ($19,000) such Director was paid during his service as a member of the Board of Directors payable in quarterly installments. At the election of such Director, these quarterly payments begin either at age 70 or upon retirement from the Board of Directors and continue for the same period of time that the participant served on the Board of Directors, not to exceed ten years. During fiscal 2006, $64,184 was accrued pursuant to the Directors' Retirement Plan, while amounts totaling $69,500 were paid, including $19,000 to Samuel Higginbottom and $19,000 to Dr. Alan Schriesheim.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides the compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company or its subsidiaries (collectively, the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 in the last fiscal year:

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                                                 NUMBER OF
                                                                                                SECURITIES
                                                           ANNUAL COMPENSATION(1)               UNDERLYING
                                         FISCAL   ------------------------------------------      OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY         BONUS         OTHER(2)        GRANTED     COMPENSATION
-------------------------------------    ------   ------------   ------------   ------------   ------------   ------------
Laurans A. Mendelson                      2006    $    775,460   $    796,000   $     74,500             --   $    549,590(3)
Chairman of the Board,                    2005         720,836        721,000         60,144             --         45,190(3)
President and Chief Executive Officer     2004         651,557        585,000         44,551             --         42,940(3)

Thomas S. Irwin                           2006         402,918        415,000             --             --        423,600(4)
Executive Vice President                  2005         368,890        369,000             --             --         54,200(4)
and Chief Financial Officer               2004         327,907        325,000             --             --         41,650(4)

Eric A. Mendelson                         2006         402,918        415,000         75,600             --         90,450(5)
President - Flight Support Group;         2005         368,890        369,000         57,644             --         21,050(5)
President and Chief Executive Officer     2004         327,907        325,000         42,525             --         18,800(5)
of HEICO Aerospace Holdings Corp.

Victor H. Mendelson                       2006         402,918        415,000         75,600             --         81,050(6)
President - Electronic Technologies       2005         368,890        369,000         60,044             --         19,650(6)
Group and General Counsel of the          2004         327,907        325,000         48,111             --         17,400(6)
Company; President and Chief
Executive Officer of HEICO
Electronic Technologies Corp.

----------
(1) Salary and bonus amounts include amounts deferred by executive officers pursuant to a non-qualified deferred compensation plan available to selected employees. Under such deferred compensation plan, selected employees elected to defer a portion of their compensation through December 31, 2004. Amounts deferred are immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual.

(2)  Represents Directors' fees.

(3) Includes annual life insurance premiums paid by the Company of $34,790 in fiscal 2006, 2005 and 2004. Amounts also include Company contributions to Mr. Laurans A. Mendelson's HEICO Savings and Investment Plan account of $10,800 in fiscal 2006, $10,400 in fiscal 2005, and $8,150 in fiscal 2004.
     Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company. The fiscal 2006 amount also includes a discretionary Company contribution to Mr. Laurans A. Mendelson's HEICO Corporation Leadership Compensation Plan account of $504,000. See Note (7) below.

(4) Includes annual insurance premiums paid by the Company of $61,800 in fiscal 2006, $43,800 in fiscal 2005, and $33,500 in fiscal 2004. Amounts also include Company contributions to Mr. Irwin's HEICO Savings and Investment Plan account of $10,800 in fiscal 2006, $10,400 in fiscal 2005, and $8,150 in fiscal 2004. Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company. The fiscal 2006 amount also includes a discretionary Company contribution to Mr. Irwin's HEICO Corporation Leadership Compensation Plan account of $351,000. See Note (7) below.

(5) Includes annual life insurance premiums paid by the Company of $10,650 in fiscal 2006, 2005 and 2004. Amounts also include Company contributions to Mr. Eric A. Mendelson's HEICO Savings and Investment Plan account of $10,800 in fiscal 2006, $10,400 in fiscal 2005, and $8,150 in fiscal 2004.
     Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company. The fiscal 2006 amount also includes a discretionary Company contribution to Mr. Eric A. Mendelson's HEICO Corporation Leadership Compensation Plan account of $69,000. See Note
     (7) below.

(6) Includes annual life insurance premiums paid by the Company of $9,250 in fiscal 2006, 2005 and 2004. Amounts also include Company contributions to Mr. Victor H. Mendelson's HEICO Savings and Investment Plan account of $10,800 in fiscal 2006, $10,400 in fiscal 2005, and $8,150 in fiscal 2004.
     Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company. The fiscal 2006 amount also includes a discretionary Company contribution to Mr. Victor H. Mendelson's HEICO Corporation Leadership Compensation Plan account of $61,000. See Note
     (7) below.

(7) The HEICO Corporation Leadership Compensation Plan (the "LCP") was established in 2006 after the Compensation Committee concluded that the Company was not offering certain benefits (mainly retirement benefits) that were widely offered by other companies. This conclusion was based on an independent, third-party compensation consulting firm study conducted for the Committee. The LCP enables the Company to offer executives compensation programs competitive with those offered by other companies and provides, among other things, the opportunity to make discretionary contributions to a participant's account. The discretionary contributions included in the above Summary Compensation Table vest over a four year period and are generally paid at retirement. The amounts of such payments are based on actuarial estimates designed to pay targeted benefits at the projected retirement of each participant.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         There were no individual grants of stock options pursuant to the Company's stock option plan made during the fiscal year ended October 31, 2006 to the Named Executive Officers.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table provides information concerning stock option exercises during fiscal 2006 and stock option holdings as of the fiscal year ended October 31, 2006 for each of the Named Executive Officers.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS
                          SHARES                                    YEAR-END                 AT FISCAL YEAR-END (1)
                         ACQUIRED             VALUE       -----------------------------   -----------------------------
NAME                    ON EXERCISE         REALIZED       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------   -------------      -------------   -------------   -------------   -------------   -------------
Laurans A. Mendelson         122,302(2)   $   2,106,874          89,843              --   $   2,306,153              --
Thomas S. Irwin               51,849(3)       1,196,818         273,104          22,002       6,581,097   $     605,729
Eric A. Mendelson            111,838(4)       2,633,405         428,879          55,000      10,402,043       1,520,440
Victor H. Mendelson          149,818(5)       3,289,928         456,679          55,000      11,058,663       1,520,440

----------
(1) Represents the closing price per share of the underlying common stock as reported on the New York Stock Exchange on October 31, 2006 less the option exercise price (if a positive spread) multiplied by the number of unexercised stock option grants.

(2) Represents 61,257 shares of Common Stock and 61,045 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1996.

(3) Represents 13,613 shares of Common Stock and 38,236 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1996 and 1997.

(4) Represents 31,310 shares of Common Stock and 80,528 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1996 and 1997.

(5) Represents 64,255 shares of Common Stock and 85,563 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1996 and 1997.

                          COMPENSATION COMMITTEE REPORT

COMMITTEE STRUCTURE

         Our Compensation Committee (the "Committee") consists exclusively of members of the Board of Directors (the "Board") who are independent as defined in New York Stock Exchange ("NYSE") regulations. Accordingly, no member of the Committee is a current or former employee of the Company and no member of the Committee receives any remuneration from the Company, other than remuneration received for service as a Director. The Committee generally makes the compensation decisions for the Company's executive officers and reviews compensation implementation for other executives or managers within the Company. However, decisions about stock options issued or to be issued under the 1993 or 2002 Stock Option Plans are made by the Stock Option Plan Committee (the "SOC"), which then presents its actions to the full Board for ratification. The SOC also consists of only "independent" directors. As a rule of thumb, the Committee reports its actions and findings to the Board which, when appropriate, further approves or ratifies those actions or findings.

HOW THE COMMITTEE APPROACHES EXECUTIVE COMPENSATION AND ITS GENERAL VIEWS ABOUT EXECUTIVE COMPENSATION

         For many years, the Committee has held to the principle that it is necessary to reward executives with meaningful compensation for two reasons. Based upon the Company's performance over a long period of time (please see Page 22 for the long-term HEICO stock price graph), as noted below, the Committee is convinced that its approach has been successful and should continue.

         First, the Committee feels that it is crucial to retain superior managers, while incentivizing them to reach increasingly difficult goals. Secondarily, the Committee believes that it is fair to share the Company's success with its executive officers. Both of these philosophies are consistent with the philosophies employed by the Company's management in dealing with all of its Team Members.

         These principles have not varied in at least the past 10 years because the Company has been very successful during that time and, since 1990, both net income from continuing operations and net sales have increased at approximately 19% per annum, compounded. In addition, as of December 31, 2006, the Company's stock price has increased approximately 23% per annum, compounded, during the same period of time.

         In determining proper compensation, the Committee fully understands that there are numerous opportunities available to its executives in private equity transactions, real estate transactions, other public company transactions and business opportunities, generally. In fact, during the past year, the head of the General Electric division which competes with the Company elected to run a much smaller business than he had been running in order to participate in a private equity opportunity. The Committee does not want its executive officers to be attracted to these kinds of opportunities that are well documented in the press.

         Accordingly, the Committee firmly believes it must offer sufficient compensation and recognition to its executives in order to highly motivate them and retain their services. Additionally, there are numerous other, larger aerospace and defense companies which offer substantial benefit packages not offered by HEICO. As discussed below, as a result of a compensation study conducted by an unrelated, third party consulting firm, the Committee realized that HEICO was not awarding certain benefits to its executives that other companies were, in fact, awarding. The Committee has begun to take steps to address the apparent disparity in overall compensation packages between HEICO and other aerospace companies.

         Long ago, the Board accepted management's approach to driving the business based upon profits, not revenues. Therefore, it does not believe in compensating executives solely based upon the Company's revenue base, but rather more on the Company's profitability, including, among other things, the Company's profit margins, profit growth and cash flow.

         In doing this, the Committee looks for an appropriate balance between short-term and long-term Company goals. The Company's executive officers have shown a history of successfully balancing these goals and have even sacrificed their short-term results and compensation in order to ensure HEICO's growth in later years. For example, following the September 11, 2001 attacks, many companies reduced their research and development spending in order to preserve short-term profits. HEICO's executive officers, with the Board's consent, actually increased its product development spending in order to reap greater results when its industry recovered. This had the effect of reducing short-term results and the executives' compensation. The Company started witnessing the major benefits from these actions in 2003 and the momentum from this decision has continued to increase. Therefore, the Committee believes that it is important to pay both cash compensation and issue stock options (although it has refrained from issuing stock options to the executive management for more than 3 years) to help strike the desired short/long-term balance.

         The Committee primarily relies on four methods of compensating its executive officers and other managers. This has been the case for many years and, based on the Company's performance the Committee has concluded these methods are still appropriate:

         1. Base Cash Compensation. The Committee relies on a variety of factors, including the following items, in determining appropriate base compensation levels:

                a.   External consultants;
                b.   Independent compensation research reports and studies;
                c.   Historical compensation data;
                d.   Knowledge of local markets; and
                e.   Personal knowledge of the executives.

              The Committee also believes it is proper to adjust compensation on an annual basis in the manner consistent with general corporate employment practices. In doing so, it looks at the merits of each executive officer's efforts, results, loyalty to the Company and the factors listed above. The Committee notes, however, that in years when the Company's financial results did not meet internal expectations, usually as a result of completely external factors unrelated to management or its efforts, such as the September 11, 2001 attacks or the SARS epidemic, the executive officers have asked, and the Committee has agreed, that no increase would be made to their base compensation. Conversely, in years of exemplary performance, the Committee has rewarded executives with more significant increases.

         2. Cash Incentive/Performance Bonus Compensation. As is the case with Base Cash Compensation, the Committee believes that bonus awards are crucial during years when the Company realizes financial success. The Committee utilizes the same factors mentioned above in the section concerning Base Cash Compensation. The Committee believes it must, in addition, maintain a discretionary approach to bonuses to avoid the sometimes harsh results to both the Company and an executive from a purely formulaic approach.

              In difficult years, both the Committee and management have agreed that bonuses were not in order. Examples include 2001, 2002 and 2003, when the Company's financial results suffered as a result of completely external events unrelated to management, the Committee, as suggested and requested by management itself, did not declare regular bonuses. In the past, when the Company realized special gains from unique asset sales, it has rewarded its executive officers appropriately.

              The Committee believes that Cash Incentive/Performance Bonus Compensation is an important element in short-term incentive compensation and, again, the Committee evaluates the Company's earnings performance much more than it evaluates overall sales levels. The Committee is pleased to note that HEICO's overall profitability is often greater than the levels of companies with much larger sales than HEICO's. The Committee believes it would be unwise to compensate management mostly based on revenues, as opposed to profitability, as this might incentivize managers to generate low margin revenues which can create greater cash needs for the Company.

              The top four highest paid executive officers received bonus compensation equal to approximately 50% of their total cash compensation. In setting the executive officers' bonuses for fiscal 2006, the Committee considered numerous factors, including, but not limited to, the Company's financial performance in excess of its budget, the 40% increase in net income and 45% increase in sales over the prior fiscal year, management's efforts on the Company's behalf and external compensation reports which clearly stated that their bonuses should approximate 50% of the their total cash compensation.

              In January 2007, the Committee and the Board approved, subject to shareholder approval as set forth herein, an incentive compensation plan whereby the executive officers' bonuses will principally be tied to specific performance objectives. The Committee will also retain the flexibility and ability to award bonuses based on other factors which it later determines in its discretion. The Company is expected to receive significant tax benefits from this plan's adoption.

         3. Stock-Based Compensation. The Company has not awarded stock options to any of the executive officers since fiscal 2003. However, the Committee believes that stock options are an important incentivization in compensation methods that benefits employees only when all shareholders benefit. The Company's practice has been to grant options at no less than the closing price of the stock on the date of grant. A $1.00 investment in HEICO shares in 1990 became worth $28.04 on December 31, 2006 (adjusted for stock splits and stock dividends, but excluding all cash dividends). The Committee believes this increase in share price results from the Company's enormous earnings and sales growth, as well as the Company's increased product range, customer base and structure. Options granted in the past only benefited employees if all other shareholders benefited from share price increases and the Company incurred no further cash compensation expense. This helped the Company preserve cash for growth and working capital purposes. The Company also receives a tax deduction in the amount of the gain which is reported by the option holder, which results in additional cash flow to the Company. It should be noted that, in the case of the Company's executive officers, the option holder must pay taxes approximately equal to the cash benefit which the Company receives. Accordingly, in those cases, the option holder receives only approximately 65% of his reported benefit, net of federal income taxes.

              The Company did not grant Restricted Stock or Performance Shares to any employees in fiscal 2006 and it has not been the Company's practice to issue them.

              With respect to stock options, the Committee notes that the Company's senior executives have historically exercised their stock options and retained most of the shares issued, except what they believed was required to cover taxes and exercise costs. The Committee believes this demonstrated a commitment to the Company and confidence in its future.

         4. 401K, Other Miscellaneous. The Company did not award "Gross-ups" (which are additional payments made to pay income taxes) to any of the executive officers in fiscal 2006. However, virtually all Company employees, including the executives, are eligible to participate in the HEICO Savings and Investment Plan, which is the Company's 401K plan, in the same manner as any similarly situated HEICO employee. Further, each executive contributes to the Plan a portion of his compensation. However, under federal regulations, none of our top executive officers receive the full benefit of the Plan, as they are limited in their participation in the Plan and may not receive the same level of benefits as other employees.

              In October 2006, after having received the report of an independent, third-party compensation consulting firm and considering its findings over a period of several months, the Committee concluded that the Company was not offering certain benefits that were widely offered by other companies.

              To remedy this, the Committee and Board adopted the HEICO Corporation Leadership Compensation Plan (the "LCP"), which is a plan qualified under Section 409(a) of the Internal Revenue Code. Under the LCP, a large number of Company Team Members, including, among others, engineers, controllers, production employees, sales employees, mid-level managers, higher-level managers and executive officers, are eligible to elect not to immediately receive a portion of their compensation, but instead to defer payment until a later date the amount they elect not to receive. The Company will match a certain portion (currently up to 3% of their base salary) of the amount which the Team Member defers for later payment. While the Company has no obligation, the LCP also provides the Company the opportunity to make discretionary contributions to a participant's account. Discretionary LCP contributions, if awarded, are reported for the Named Executive Officers under "All Other Compensation" in the Summary Compensation Table of the Proxy Statement. As part of the same study, the Committee concluded that it should seek to have the Company benefit from Section 162(m) of the Internal Revenue Code and, in fiscal 2007, adopted the HEICO Corporation 2007 Incentive Compensation Plan (the "Incentive Plan"), which is being submitted to shareholders for approval. Under the Incentive Plan, the Company will receive significant tax benefits if the executive officers achieve certain goals set in advance by the Compensation Committee.

              With respect to perquisites, the Company pays certain limited benefits, such as life insurance premiums, for the executive officers, offers health benefits, automobiles and other benefits common to executives and some employees at HEICO. Any non-HEICO business, purely personal travel (air or otherwise) is not paid for by the Company, but is paid for by the executive.

         The Committee also notes that, with the exception of a change of control agreement entered into with Thomas S. Irwin in 1989 (which agreement entitles him to cash compensation if his employment is terminated within 3 years of a change of control of the Company), none of the executive officers have employment agreements or other agreements entitling them to special cash payments upon termination of their employment.

         Based upon the factors discussed above in computing compensation and the Committee's opportunity to observe the Company's management and other executives for more than 16 years, it believes that its practices are appropriate and have yielded excellent results, which speak for themselves. These results include the enormous growth in the Company's sales, earnings and stock price while the Committee followed these policies.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Chief Executive Officer's ("CEO") Compensation is set by the Committee based upon the factors mentioned above with respect to the Committee's Compensation Policies. The Committee evaluates the CEO's compensation formally every 6 months and considers, among other things, the example he sets for employees, stockholders, customers, and others and it evaluates the image that he projects on the Company's behalf. The Committee also considers the CEO's high level of candor with the Board, his overall efforts, his overall success in accomplishing the Company's goals (both long-term and short-term goals). During difficult periods, the CEO has requested that he not be awarded any bonuses and that his and other executive officers' salaries be frozen until such time as the Company's financial results rose substantially. Under the CEO's leadership, the Committee has observed the Company's net sales increase from $26,239,000 in fiscal 1990 to $392,190,000 in fiscal 2006, while net income from continuing operations improved from $1,961,000 in fiscal 1990 to $31,888,000 in fiscal 2006.

         As noted above, during this CEO's tenure, the Company's share value has dramatically appreciated - a $1,000 investment in HEICO shares in 1990 became worth approximately $28,000 on December 31, 2006 (adjusted for stock splits and stock dividends), but excluding all cash dividends.

         The Committee must also consider the fact that the CEO had a very successful business career prior to joining HEICO and receives many offers to join other endeavors on a regular basis whereby he might receive greater remuneration. The Committee believes the CEO's continuing commitment to the Company is of great importance.

         Further, the Company's banking line of credit requires that the CEO and his family maintain their involvement and position with the Company as a condition to HEICO's credit facility.

         Finally, as we always note, the CEO has invested significant personal sums in the Company and continues to hold a major investment in it. The Company believes that his financial commitment to the Company as a shareholder demonstrates his loyalty to HEICO and is indicative of the alignment of his personal interests with those of the rest of HEICO's shareholders.

Submitted by the Compensation Committee of the Board of Directors: Samuel L. Higginbottom (Chairman), Albert Morrison, Jr. and Dr. Alan Schriesheim.

EMPLOYMENT AGREEMENT

         Thomas S. Irwin and the Company are parties to a key employment termination agreement which provides lump sum, severance pay equal to 2 years compensation if this employee is terminated within 3 years after a change of control of the Company (as defined in the key employment termination agreement).

The following Report of the Finance/Audit Committee of the Board of Directors of HEICO does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other HEICO filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent HEICO specifically incorporates this Report by reference therein.

                         FINANCE/AUDIT COMMITTEE REPORT

         The Finance/Audit Committee (the "Audit Committee") of the Board of Directors is composed entirely of five non-employee directors. The Board of Directors has determined that each member of the Audit Committee is "financially literate" and "independent" in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert," as defined by the Securities and Exchange Commission.

         The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board of Directors. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on HEICO's website at www.heico.com and is included herein as Appendix B.

         Management is responsible for the Company's financial reporting process, including establishing and maintaining its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditor, Deloitte & Touche LLP, is responsible for auditing those financial statements and for expressing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is also responsible for expressing an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on its audit. The Audit Committee is responsible for monitoring and reviewing these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent auditor.

         As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company's audited financial statements as of and for the year ended October 31, 2006 and discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, "Communication with Audit Committees". The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP. All non-audit services performed by Deloitte & Touche LLP for the year ended October 31, 2006 were pre-approved by the Audit Committee in accordance with its policy and procedures, and the Audit Committee concluded that the provision of such services by Deloitte & Touche LLP is compatible with maintaining its independence. Deloitte & Touche LLP was provided with full access to the Audit Committee to meet privately and was encouraged to discuss any matter it desired with the Audit Committee or the full Board of Directors.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company's Board of
Directors: Albert Morrison, Jr. (Chairman), Samuel L. Higginbottom, Joseph W. Pallot, Dr. Alan Schriesheim, and Frank J. Schwitter.

PERFORMANCE GRAPHS

         The following graph and table compare the total return on $100 invested in HEICO Common Stock and HEICO Class A Common Stock with the total return of $100 invested in the New York Stock Exchange (NYSE) Composite Index and the Dow Jones U.S. Aerospace Index for the five-year period from October 31, 2001 through October 31, 2006. The NYSE Composite Index measures all common stock listed on the NYSE. The Dow Jones U.S. Aerospace Index is comprised of large companies which make aircraft, major weapons, radar and other defense equipment and systems as well as providers of satellites used for defense purposes. The total returns include the reinvestment of cash dividends.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                              [CHART APPEARS HERE]

                                                    CUMULATIVE TOTAL RETURN AS OF OCTOBER 31,
                                   ---------------------------------------------------------------------------
                                      2001         2002         2003         2004         2005         2006
                                   ----------   ----------   ----------   ----------   ----------   ----------
HEICO Common Stock (1)             $   100.00   $    64.29   $   102.48   $   130.93   $   160.68   $   265.26
HEICO Class A Common Stock (1)     $   100.00   $    63.81   $   101.42   $   130.26   $   159.20   $   282.87
NYSE Composite Index               $   100.00   $    86.56   $   103.15   $   115.85   $   128.67   $   151.90
Dow Jones U.S. Aerospace Index     $   100.00   $   103.17   $   117.96   $   143.55   $   173.94   $   227.40

----------
(1) Information has been adjusted retroactively to give effect to a 10% stock dividend paid in shares of Class A Common Stock in January 2004.

         The following graph and table compare the total return on $100 invested in HEICO Common Stock since October 31, 1990 with the same indices shown on the five-year performance graph on the previous page. October 31, 1990 was the end of the first fiscal year following the date the current executive management team assumed leadership of the Company. No Class A Common Stock was outstanding as of October 31, 1990. As with the five-year performance graph, the total returns include the reinvestment of cash dividends.

               COMPARISON OF SIXTEEN-YEAR CUMULATIVE TOTAL RETURN

                              [CHART APPEARS HERE]

                                                    CUMULATIVE TOTAL RETURN AS OF OCTOBER 31,
                                   ---------------------------------------------------------------------------
                                      1990         1991         1992         1993         1994         1995
                                   ----------   ----------   ----------   ----------   ----------   ----------
HEICO Common Stock (1)             $   100.00   $   141.49   $   158.35   $   173.88   $   123.41   $   263.25
NYSE Composite Index               $   100.00   $   130.31   $   138.76   $   156.09   $   155.68   $   186.32
Dow Jones U.S. Aerospace Index     $   100.00   $   130.67   $   122.00   $   158.36   $   176.11   $   252.00

                                                    CUMULATIVE TOTAL RETURN AS OF OCTOBER 31,
                                   ---------------------------------------------------------------------------
                                      1996         1997         1998         1999         2000         2001
                                   ----------   ----------   ----------   ----------   ----------   ----------
HEICO Common Stock (1)             $   430.02   $ 1,008.31   $ 1,448.99   $ 1,051.61   $   809.50   $ 1,045.86
NYSE Composite Index               $   225.37   $   289.55   $   326.98   $   376.40   $   400.81   $   328.78
Dow Jones U.S. Aerospace Index     $   341.65   $   376.36   $   378.66   $   295.99   $   418.32   $   333.32

                                             CUMULATIVE TOTAL RETURN AS OF OCTOBER 31,
                                   --------------------------------------------------------------
                                      2002         2003         2004         2005         2006
                                   ----------   ----------   ----------   ----------   ----------
HEICO Common Stock (1)             $   670.39   $ 1,067.42   $ 1,366.57   $ 1,674.40   $ 2,846.48
NYSE Composite Index               $   284.59   $   339.15   $   380.91   $   423.05   $   499.42
Dow Jones U.S. Aerospace Index     $   343.88   $   393.19   $   478.49   $   579.77   $   757.97

----------
(1) Information has been adjusted retroactively to give effect to all stock dividends paid during the sixteen-year period.

                    PROPOSAL TO APPROVE THE HEICO CORPORATION
                        2007 INCENTIVE COMPENSATION PLAN
                                (Proposal No. 2)

         The Board of Directors recommends that you vote to approve the HEICO Corporation 2007 Incentive Compensation Plan (the "Incentive Plan"). Such shareholder approval will benefit the Company by enabling it to claim tax deductions for incentive awards earned and paid under the Incentive Plan without limitation under Section 162(m) of the Internal Revenue Code.

         The Incentive Plan will provide to senior members of the Company's management team who are executive officers the opportunity to earn cash annual and long-term incentive awards. The Board of Directors regards the Incentive Plan as an important means by which we can link executive pay to performance. By providing for competitive levels of incentive compensation in a program that is fully tax deductible by the Company, the Incentive Plan will serve as a useful tool for attracting and retaining members of our senior management team. Employees who are or may be promoted to executive officers are eligible for selection for participation in the Incentive Plan. Currently we have five executive officers.

SECTION 162(m)

         Under Section 162(m), our ability to claim a tax deduction for compensation paid or accrued with respect to the executive officers named in the Summary Compensation Table and serving as such on the final day of the fiscal year, defined as "covered employees," is limited to $1 million per year. Certain types of compensation are exempted from this deductibility limitation, including performance-based compensation. "Performance-based compensation" is compensation paid (1) upon the attainment of an objective performance goal or goals, (2) upon approval by the Compensation Committee or its equivalent, which committee must be composed of outside Directors, and (3) pursuant to a plan as to which shareholders have approved certain material terms, specifically the eligibility, per-person limits, and the business criteria upon which the performance goals are based. The Company intends that awards to persons who are potentially "covered employees" under the Incentive Plan qualify as "performance-based compensation" so that these awards will not be subject to the $1 million deductibility limitation. Accordingly, shareholder approval of the Incentive Plan will be deemed to include approval of the Incentive Plan's terms relating to eligibility, annual limitations on incentive awards, and the business criteria upon which performance goals may be based.

DESCRIPTION OF THE INCENTIVE PLAN

         The following description of the Incentive Plan is qualified in its entirety by the provisions of the Incentive Plan, a copy of which is attached as Appendix A to this Proxy Statement.

         The Incentive Plan authorizes the Compensation Committee of the Board to select participants, designate performance periods, authorize performance awards that may be earned by achievement of performance goals during the performance periods, and set the other terms of performance awards.

         Particular restrictions will apply to any authorization of an award intended to qualify as "performance-based compensation" under Section 162(m). Performance goals and related terms of such an award must be established during the first 90 days of the performance period, and during the first 25% of any performance period shorter than one year. The Compensation Committee must specify the amounts that may be earned corresponding to particular levels of performance. The Incentive Plan permits the Compensation Committee to measure performance using a variety of business criteria, including the following:

     o   Net sales;

     o   Gross profit or pre-tax profit;

     o Operating income, earnings before or after taxes, earnings before or after minority interests, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

     o   Net income or net income per common share (basic or diluted);

     o Return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

     o Cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operating activities, or cash flow in excess of cost of capital;

     o   Interest expense after taxes;

     o   Economic value created or economic profit;

     o   Operating margin or profit margin;

     o Shareholder value creation measures, including but not limited to stock price or total shareholder return;

     o   Revenues from specific assets, projects or lines of business;

     o   Expense targets, working capital targets, or operating efficiency; and

     o Strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, operating goals, cost targets, customer satisfaction, employee satisfaction, human resource management, supervision of litigation and information technology, and acquisitions or divestitures of assets, subsidiaries, affiliates or joint ventures.

         The Compensation Committee retains discretion to set the level of performance with respect to any business criteria that will result in the earning of a specified amount under a performance award. Performance may be measured in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies, or in other ways specified by the Compensation Committee.

         A participant may potentially earn incentive awards up to his or her "annual limit" in any calendar year. The annual limit for each individual is $5 million plus the amount of the participant's unused annual limit as of the close of the previous fiscal year. A participant uses up his or her annual limit in a given year based on the maximum potential amount of the incentive award authorized by the Compensation Committee, even if the actual amount earned is less than the maximum.

         Upon completion of a performance period, the Compensation Committee must determine the level of attainment of the pre-set performance goals and that other material requirements have been met before any incentive award may be paid out. For participants whose awards are intended to qualify for full tax deductibility under Section 162(m), the Compensation Committee retains discretion to adjust incentive awards downward, but not upward, in determining the final award amount. For other participants, both upward and downward adjustments are permitted.

         The Compensation Committee generally can specify the circumstances in which awards will be paid or forfeited in the event of a termination of employment. However, the Incentive Plan provides that, in the event of death, disability, retirement or termination of employment by the Company not for cause, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Compensation Committee.

         The Compensation Committee has authority to amend, alter, suspend, or terminate the Incentive Plan, but significant changes must be approved by the Board. In addition, an amendment or modification must be approved by shareholders if such approval is required to preserve the qualification of the Incentive Plan under Section 162(m). Under this standard, however, amendments that might broaden eligibility or increase the cost of the Incentive Plan to the Company would not necessarily require shareholder approval.

NEW PLAN BENEFITS UNDER THE INCENTIVE PLAN

         Awards under the Incentive Plan will be granted in the discretion of the Compensation Committee. Except as described below, the recipients and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards under the current programs is presented in the "Summary Compensation Table" and the "Compensation Committee Report" included in this Proxy Statement.

         The Compensation Committee has authorized certain incentive awards to executive officers under the Incentive Plan, subject to shareholder approval of the Incentive Plan, in order that those awards can qualify for full deductibility if they are subsequently earned and paid out. These include annual incentive awards for the fiscal year ending October 31, 2007. The annual incentive awards will become payable for fiscal 2007 performance if a corporate performance goal relating to net income excluding extraordinary items (if any) is achieved. No amount will be payable unless a specified "threshold" performance level is reached, and the award is payable at a designated maximum rate if performance substantially in excess of the target performance level is achieved. The table below shows the amounts payable under this award upon achievement of specified levels of performance for fiscal 2007:

                                NEW PLAN BENEFITS

                                                  PAYOUT FOR PERFORMANCE AT SPECIFIED LEVEL
                                                  -----------------------------------------
NAME                                               THRESHOLD       TARGET         MAXIMUM
-----------------------------------------------   -----------    -----------    -----------
Laurans A. Mendelson                              $   437,500    $   875,000    $ 1,312,000
Thomas S. Irwin                                       227,500        455,000        682,500
Eric A. Mendelson                                     227,500        455,000        682,500
Victor H. Mendelson                                   227,500        455,000        682,500

All executive officers as a group (4 persons)       1,120,000      2,240,000      3,359,500

         In the event shareholders disapprove the proposed Incentive Plan, incentive awards will not be granted or paid out under the Incentive Plan.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE HEICO CORPORATION 2007 INCENTIVE COMPENSATION PLAN.

          RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                (Proposal No. 3)

         The Finance/Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2007. Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 1990.

         Shareholder ratification of this selection is not required by the Company's By-laws or otherwise. However, the Finance/Audit Committee and full Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders' opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the Finance/Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Finance/Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such change would be in the best interests of the Company and its shareholders.

         One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meeting on March 16, 2007. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2007.

PRINCIPAL ACCOUNTING FIRM FEES

         The following table presents the aggregate fees billed to the Company by Deloitte & Touche LLP during the fiscal years ended October 31, 2006 and 2005:

                              2006          2005
                           -----------   -----------
Audit Fees (1)             $ 1,650,000   $ 1,368,000
Audit-Related Fees (2)          20,000        17,000
Tax Fees (3)                   241,000       214,000
All Other Fees                      --            --
                           -----------   -----------
Total Fees                 $ 1,911,000   $ 1,599,000
                           ===========   ===========

----------
(1) Audit Fees consist of fees billed for services rendered for the annual audit of the Company's consolidated financial statements, the audit of management's assessment of its internal control over financial reporting, the audit of the effectiveness of the Company's internal control over financial reporting, the review of condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements that are not reported under the caption "Audit Fees". The category includes fees related to audit of the HEICO Savings and Investment Plan.

(3)  Tax Fees consist of fees billed for services rendered for tax compliance.

PRE-APPROVAL OF SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

         The Finance/Audit Committee (the "Committee") has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent auditor. For permissible non-audit services, the Company will submit to the Committee, at least annually, a list of services and a corresponding budget estimate that it recommends the Committee engage the independent auditor to provide. To facilitate the prompt handling of certain unexpected matters, the Committee delegates to its Chairman the authority to approve in advance all audit and non-audit services below $10,000 to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting. The independent auditor and Company will routinely inform the Committee as to the extent of services provided by the independent auditor in accordance with this pre-approval policy and the fees incurred for the services performed to date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain subsidiaries of Lufthansa, for which Mr. Mayrhuber serves as Chairman of the Executive Board and Chief Executive Officer, are customers of certain subsidiaries of the Company. Purchases made by such subsidiaries of Lufthansa represented in excess of five percent, but less than 10%, of the Company's consolidated gross revenues for the fiscal year ended October 31, 2006. The Company expects this customer relationship to continue in the current fiscal year. The Company believes that the terms of its transactions with Lufthansa are no less favorable to the Company than would have been obtained from an unrelated party, and that Mr. Mayrhuber is not afforded any special benefits as a result of the Company's transactions with Lufthansa. See page 9 for additional information.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934, which were furnished to the Company during or with respect to fiscal 2006 by persons who were, at any time during fiscal 2006, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock or Class A Common Stock, no such person failed to file on a timely basis any report required by such section during fiscal 2006.

                      SHAREHOLDER PROPOSALS AND NOMINATIONS

         Any shareholder of the Company who wishes to present a proposal for action at the Company's next annual meeting of shareholders presently scheduled for March 14, 2008, or to nominate a director candidate for the Company's Board of Directors, must submit such proposal or nomination in writing to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The proposal or nomination should comply with the time period and information requirements as set forth in the Company's By-laws relating to shareholder business or shareholder nominations, respectively. Shareholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2008 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Corporate Secretary at the herein above address no later than October 23, 2007.

                    COMMUNICATION WITH THE BOARD OF DIRECTORS

         Any shareholder or other interested party of the Company who wishes to communicate with the Board of Directors, a committee of the Board, the non-management directors as a group or any individual member of the Board, may send correspondence to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The Corporate Secretary will compile and submit on a periodic basis all shareholder and other interested parties' correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member.

                      SHAREHOLDERS SHARING THE SAME ADDRESS

         The Company has adopted a procedure called "householding", which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend mailings in any way. This procedure reduces the Company's printing costs and mailing fees.

         If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder and you wish to receive a separate copy of the 2006 annual report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, or if you are sharing an address with another shareholder and are receiving multiple copies of annual reports or proxy statements and would like to request delivery of a single copy of annual reports or proxy statements, please call the Company at (954)-987-4000 or write to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

                            GENERAL AND OTHER MATTERS

         Neither HEICO nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the Annual Meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                Laurans A. Mendelson
                                                Chairman of the Board, President
                                                and Chief Executive Officer

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                                                                      APPENDIX A

                                HEICO CORPORATION

                        2007 INCENTIVE COMPENSATION PLAN

1.       GENERAL

         This 2007 Incentive Compensation Plan (the "Plan") of HEICO Corporation (the "Company") authorizes the grant of annual incentive and long-term incentive awards to executive officers and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as "performance-based" compensation under Code Section 162(m).

2.       DEFINITIONS

         In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:

         (a) "Annual Incentive Award" means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.

         (b) "Award" means the amount of a Participant's Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant's rights to current or future payments in settlement thereof.

         (c) "Award Opportunity" means the Participant's opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.

         (d) "Cause" means "cause" as defined in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment. If, however, there is no such employment agreement, Cause means an individual's (i) intentional failure to perform reasonably assigned duties, (ii) willful misconduct in the performance of duties, (iii) knowing misconduct which results in the Company being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (v) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company or any subsidiary; provided, however, that the Committee may vary the definition of "Cause" in any agreement or document relating to an Award to be earned, but not yet earned.

         (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include and successor provisions thereto and regulations thereunder.

         (f) "Committee" means the Compensation Committee of the Board of Directors, or such other Board committee as the Board may designate to administer the Plan.

         (g) "Covered Employee" means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the other persons who will be named executive officers whose compensation potentially will be subject to the limitations on tax deductibility under Code Section 162(m) for that year (or a later year in which an Award may be settled). This designation generally is required at the time an Award Opportunity is granted. This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.

         (h)      "Participant" means an employee participating in this Plan.

         (i) "Performance Goal" means the Company, business unit or individual performance objectives or accomplishments required as a condition to the earning of an Award Opportunity.

         (j) "Performance Period" means the period, specified by the Committee, over which an Award Opportunity may be earned.

         (k) "Retirement" means Termination of Employment of the Participant at or after the Participant has reached age 65, at or after the Participant has reached age 55 with 10 years of service or upon any other Termination deemed a retirement by the Committee; provided, however, that in the case of any retirement before age 65, the Participant shall have executed a general release and has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments through the end of the Performance Period in which the Retirement occurs as then may be required by the Committee for the protection of the Company's business.

         (l) "Termination of Employment" means the termination of a Participant's employment with the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary.

3.       ADMINISTRATION

         (a) Administration by the Committee. The Plan will be administered by the Committee, provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors or the independent directors of the Board. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. This authority includes authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any plan rules and regulations, authorization of an Award Opportunity, Award, Award agreement, or other document hereunder; and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

         (b) Manner of Exercise of Authority. Any action by the Committee or the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries or affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. At any time that a member of the Committee is not an "outside director" as defined under Code Section 162(m), any action of the Committee relating to an Award intended by the Committee to qualify as "performance-based compensation" within the meaning of Section 162(m) may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more "outside directors." Such action shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, no action of the Committee shall be void or deemed beyond the authority of the Committee solely because, at the time such action was taken, one or more members of the Committee failed to qualify as an "outside director." The Committee may delegate to specified officers or employees of the Company authority to perform administrative functions under the Plan, to the extent permitted by law, provided that no such delegation shall be permitted if it (i) would cause Awards intended to qualify as performance-based compensation under Code Section 162(m) to fail to so qualify, and (ii) would result in a related-party transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934.

         (c) Limitation of Liability. Each member of the Committee and the Board of Directors, and any person to whom authority or duties are delegated hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, nor any person to whom authority or duties are delegated hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.       ELIGIBILITY

         Employees of the Company or any subsidiary who are or may become executive officers of the Company may be selected by the Committee as eligible to participate in this Plan.

5.       PER-PERSON AWARD LIMITATION

         Award Opportunities granted to any one eligible employee shall be limited such that the amount that may be potentially earned for performance in any one calendar year shall not exceed the Participant's Annual Limit. For this purpose, the Annual Limit shall equal $5 million plus the amount of the Participant's unused Annual Limit as of the close of the previous fiscal year. For this purpose, (i) "potentially earned" means that if the performance conditions are satisfied in that year, the Award Opportunity is no longer subject to further risk related to performance, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant's Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.

6.       DESIGNATION AND EARNING OF AWARD OPPORTUNITIES

         (a) Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Plan and shall designate the Performance Period and, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal. The following terms will apply to Award Opportunities:

                  (i) Specification of Amount Potentially Earnable. Unless otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant's Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.

                  (ii) Denomination of Award Opportunity; Payment of Award. Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of any class of the Company's stock and/or to settle an Award Opportunity in shares of Common Stock if and to the extent that shares of the Company's stock are authorized for use in incentive awards and available under an equity compensation plan of the Company.

         (b) Limitations on Award Opportunities and Awards for Covered Employees. If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the following provisions will apply:

                  (i) Performance Goal. The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The Performance Goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including

         Treasury Regulation Section 1.162-27(e) and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a "gate-keeper" Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.

                  (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing the Performance Goal for such Award Opportunities: (1) net sales; (2) gross profit or pre-tax profit; (3) operating income, earnings before or after taxes, earnings before or after minority interests, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (4) net income or net income per common share (basic or fully diluted); (5) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (6) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operating activities, or cash flow in excess of cost of capital; (7) interest expense after taxes; (8) economic value created or economic profit; (9) operating margin or profit margin; (10) shareholder value creation measures, including but not limited to stock price or total shareholder return; (11) revenues from specific assets, projects or lines of business; (12) targets relating to expense or operating expense, working capital targets, or operating efficiency; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, operating goals, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of assets, subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies or an industry.

                  (iii) Performance Period and Timing for Establishing Performance Goals. The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period or (B) the time 25% of such Performance Period has elapsed.

                  (iv) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award, intended to qualify as "performance-based compensation" for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.

                  (v) Changes to Amounts Payable Under Awards During Deferral Periods. Any settlement or other event that would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code
         Section 162(m).

         (c) Additional Participants and Award Opportunity Designations During a Performance Period. At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.

         (d) Determination of Award. Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of a Performance Goal subject Section 6(b) is permitted, and (ii) any discretionary adjustment is subject to Section 5, Section 8 and other applicable limitations of the Plan. Unless otherwise determined by the Committee or as provided under
Section 8(a), the Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d) and no Participant shall have a legal right to receive an Award until such determination has been made.

         (e) Written Determinations. Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.

         (f) Other Terms of Award Opportunities and Awards. Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, termination of employment in circumstances other than those specified in Section 8, or other event prior to the end of a Performance Period or settlement of an Award, provided that such change occurs before an Award is earned, provided that, without the consent of an affected Participant, changes to previously specified terms are authorized only to the extent the Committee preserved its discretion to make such changes and in any event such changes may be made no later than the time an award is earned. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a change in control or termination of employment need not qualify as performance-based compensation under Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Section 162(m) qualification in cases in which no change in control or termination of employment occurred.

         (g) Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an Award Opportunity under Section 6(b) intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder. In the event of an equity restructuring, as defined in Statement of Financial Accounting Standards 123R, which affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant's Award Opportunity and/or Award (including any performance goal based on market price per share and any Award Opportunity or Award denominated in Common Stock) which shall preserve without enlarging the value of the Award Opportunity or Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth at the time of initial authorization of the Award Opportunity in any document or controlling pronouncement of the Committee limiting this right.

7.       SETTLEMENT OF AWARDS.

         (a) Deferrals. The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code.

         (b) Settlement of Award. Any non-deferred Award shall be paid and settled by the Company within 60 days after the date of determination by the Committee under Section 6(d) hereof. With respect to any deferred amount of a Participant's Award, such amount will be credited to the Participant's deferral account under the governing deferral plan of the Company as promptly as practicable at or after the date of determination by the Committee under Section 6(d) hereof.

         (c) Tax Withholding. The Company shall deduct from any payment in settlement of a Participant's Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of shares of Common Stock or other property.

         (d) Non-Transferability. An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party of than the Company or a subsidiary or affiliate.

8.       EFFECT OF TERMINATION OF EMPLOYMENT.

         Except to the extent set forth in subsections (a) and (b) of this
Section 8, upon a Participant's Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee's determination of the extent to which an Award has been earned for such Performance Period, the Participant's Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:

         (a) Disability, Death, Retirement or Termination by the Company not for Cause. If Termination of Employment of the Participant is due to the permanent disability, death, Retirement or Termination by the Company not for Cause, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period for which termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant's employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant's Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof); provided, however, that the Committee may not exercise negative discretion with respect to such a Participant's Award except in a manner consistent with its exercise of negative discretion for all Awards of Participants who then remain employed by the Company. Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant's Award Opportunity not earned will cease to be earnable and will be canceled. For purposes of the Plan, the existence of a "permanent disability" shall be determined by, or in accordance with criteria and standards adopted by, the Committee. The foregoing notwithstanding, the Committee may limit or expand the Participant's rights upon disability, death or Retirement with respect to a given Award Opportunity.

         (b) Other Terminations. In connection with any Termination of Employment other than due to death, disability, Retirement, or Termination by the Company not for Cause, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance

Period for which the Committee has not yet determined the extent to which an Award has been earned, in the Committee's sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter, except, without the consent of an affected Participant, changes to previously specified terms are authorized only to the extent the Committee preserved its discretion to make such changes .

9.       ADDITIONAL FORFEITURE PROVISIONS APPLICABLE TO AWARDS

         The Committee may impose as a condition of Award Opportunities and Awards, and as a condition of a Participant's right to receive or retain cash, Stock, or other property in connection with an Award, (i) requirements that the Participant comply with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and it subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company, and (ii) requirements that, if any such amounts were earned based on performance that is thereafter adversely affected by a restatement of financial statements or financial information, that such amounts shall be subject to forfeiture as specified by the Committee. Any forfeiture or related provisions authorized under this Section 9 shall be specified as a term of the Award by the Committee not later than the expiration of 25% of the relevant Performance Period.

10.      GENERAL PROVISIONS.

         (a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of shareholders or Participants; provided, however, that any such action beyond the scope of the Committee's authority shall be subject to the approval of the Board of Directors; provided further, that any such action shall be submitted to the Company's shareholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Committee or Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).

         (b) Long-Term Incentives Not Annual Bonus for Purposes of Other Plans. Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as "Annual Incentive Awards" shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.

         (c) Unfunded Status of Participant Rights. Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

         (d) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

         (e) No Right to Continued Employment. Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee's employment at any time.

         (f) Severability. The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.

         (g) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

         (h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

         (i) Effective Date of Plan; Shareholder Approval; Termination of Plan. This Plan shall be effective as of November 1, 2006. The Company shall submit the Plan, including the material terms of the Plan specified in Treasury Regulation Section 1.162-27(e)(4), to shareholders for approval at the Company's 2007 Annual Meeting of Shareholders, and the Plan shall be terminated without any Award being deemed earned in the event shareholders decline to approve it at that Annual Meeting. If approved by shareholders, the Plan will terminate at such time as may be determined by the Board of Directors or the Committee (provided that reapproval of the business criteria specified in Section 6(b)(ii) may be required under Code Section 162(m) every five years in order for compensation to Covered Employees to be fully deductible).

                                                                      APPENDIX B

                                HEICO CORPORATION
                         FINANCE/AUDIT COMMITTEE CHARTER

COMMITTEE'S PURPOSE

         The Finance/Audit Committee (Committee) is appointed by the Board of Directors (Board) to assist the Board in monitoring (1) the quality and integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's internal and independent auditors, (5) the business practices and ethical standards of the Company and (6) the financial affairs of the Company. The Committee shall also serve as the Qualified Legal Compliance Committee (see separate Charter). The Committee is also directly responsible for (a) the appointment, compensation, retention and oversight of the work of the Company's independent auditors, and
(b) the preparation of the report that the Securities and Exchange Commission (Commission) requires to be included in the Company's annual proxy statement. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are presented fairly in all material respects in accordance with generally accepted accounting principles. These are the responsibility of management and the independent auditor.

COMMITTEE MEMBERSHIP

         Independence. The Committee shall consist of three or more members of the Board of Directors, each of whom shall be independent. Independence shall be determined as to each member by the full Board. To be considered independent, each Committee member must meet the independence requirements of the New York Stock Exchange (NYSE), the Sarbanes-Oxley Act of 2002 (SOX) and the rules and regulations of the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

         Financial Literacy. All members of the Committee shall be financially literate, as defined by the Commission, or must become financially literate within a reasonable period of time after their appointment to the Committee, and at least one member of the Committee shall be an audit committee financial expert, as determined in the judgment of the Board with reference to applicable law and NYSE rules.

COMMITTEE COMPOSITION

         The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.

         Chairman. Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of all the Committee members.

MEETINGS

         The Committee shall meet at least four times annually or more frequently as circumstances dictate. Meetings may be in person or by telephone as needed to conduct the business of the Committee. The Committee may take action by the unanimous written consent of the members in the absence of a meeting. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

AUTHORITY AND RESPONSIBILTY OF THE COMMITTEE

         The Committee shall have the authority (1) to exercise all powers with respect to the appointment, compensation, retention and oversight of the work of the independent auditor for the Company and its subsidiaries, (2) to retain special legal, accounting or other consultants to advise the Committee and to pay the fees of such advisors and (3) to determine the amount of funds it needs to operate and direct the CFO make such funds available. As part of its oversight role, the Committee may investigate any matter brought to its attention, with the full power to retain outside counsel or other experts for this purpose. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. Without limiting the generality of the foregoing, the Committee shall:

Financial Statement And Disclosure Matters

         1. Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditor, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company's financial statements. In addition, the review shall include the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Based on the annual review, the Committee shall recommend inclusion of the audited financial statements in the Company's Annual Report on Form 10-K to the Board.

         2. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

         3.   Review and discuss reports from the independent auditors on:

              A.   All critical accounting policies and practices to be used.

              B. All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

              C. Other material written communications between the independent auditor and management, such as any management letter.

         4. Discuss with management the Company's earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally consisting of discussing the types of information to be disclosed and the types of presentations to be made.

         5. Discuss with management and the independent auditor the effect on the Company's financial statements of significant regulatory and accounting initiatives as well as off-balance sheet structures.

         6. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

         7. Review with the independent auditors any audit problems or difficulties and management's response, including, but not limited to (1) any restrictions on the scope of the auditor's activities,
              (2) any restriction on the access of the independent auditors to requested materials, (3) any significant disagreements with management and (4) any audit differences that were noted or proposed by the auditor but for which the Company's financial statements were not adjusted (as immaterial or otherwise). The Committee will resolve any disagreements between the auditors and management regarding financial reporting.

         8. Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and procedures and any fraud involving management or other employees who have a significant role in the Company's internal controls.

         9. Discuss at least annually with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61--Communication with Audit Committees.

         10. Prepare the Committee report that the Commission requires to be included in the Company's annual proxy statement and review the matters described in such report.

         11. Obtain quarterly assurances from the senior internal auditing executive and management that the system of internal controls is adequate and effective. Obtain annually a report from the independent auditor, with attestation, regarding management's assessment of the effectiveness of the internal control structure and procedures for financial reporting.

Responsibility For The Company's Relationship With The Independent Auditors

         12. Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent auditors employed by the Company. The independent auditor shall report directly to the Committee. If the appointment of the independent auditors is submitted for any ratification by stockholders, the Committee shall be responsible for making the recommendation of the independent auditors.

         13. Review, at least annually, the qualifications, performance and independence of the independent auditor. In conducting such review, the Committee shall obtain and review a report by the independent auditor describing (1) the firm's internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities regarding services provided by the independent auditing firm which could affect the financial statements of the Company, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditor and the Company that could be considered to bear on the auditor's independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and shall ensure the rotation of partners in accordance with Commission rules and the securities laws.

         14. Approve in advance any audit or permissible non-audit engagement or relationship between the Company and the independent auditors. The Committee shall establish guidelines for the retention of the independent auditor for any permissible non-audit services. The Committee hereby delegates to the Chairman of the Committee the authority to approve in advance (below specified limits) all audit or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting.

         15. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit including the responsibilities and staffing of the Company's personnel who will assist in the audit.

         16. Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight Of The Company's Internal Audit Function

         17. Review the appointment, evaluation, and where appropriate, the termination of the Company's senior internal auditing executive.

         18. Review the activities and organizational structure of the internal auditing department and the significant reports to management prepared by the internal auditing department and management's responses.

         19. Discuss with the independent auditor and management the internal audit department's responsibilities, budget, staffing, audit plan and any recommended changes in the planned scope of the internal audit department.

Compliance Oversight Responsibility

         20. Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934, as amended, has not been implicated.

         21. Obtain reports from management and the Company's senior internal auditing executive that the Company is in conformity with applicable legal requirements and the Company's Code of Business Conduct. Review disclosures required to be made under the securities laws of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct.

         22. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters. Also, the Committee shall maintain a reporting hotline for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal controls or auditing matters.

         23. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

         24. Review at least annually legal matters with the Company's General Counsel that may have a material impact on the financial statements, the Company's compliance policies, including but not limited to the Foreign Corrupt Practices Act, and any material reports or inquiries received from regulators or governmental agencies.

OTHER

         25. Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors or the performance of the internal audit function.

         26. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Revised charters should be disclosed periodically in accordance with applicable rules and regulations.

         27. Perform an annual performance self-evaluation of the Committee and report findings to the Board.

                                HEICO CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 16, 2007

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the Conrad Miami Hotel at Espirito Santo Plaza, 1395 Brickell Avenue, Miami, Florida 33131, at 10:00 a.m. Eastern Standard Time on March 16, 2007 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

1.   ELECTION OF DIRECTORS

             [ ] FOR all nominees listed below     [ ] WITHHOLD AUTHORITY
                 (except as marked to the              to vote for all
                 contrary)                             nominees listed below

NOMINEES:  01 Samuel L. Higginbottom, 02 Wolfgang Mayrhuber,
           03 Eric A. Mendelson, 04 Laurans A. Mendelson,
           05 Victor H. Mendelson, 06 Albert Morrison, Jr., 07 Joseph W. Pallot, 08 Dr. Alan Schriesheim, 09 Frank J. Schwitter

INSTRUCTION:  To withhold  authority to vote for an  individual  nominee,  write that  nominee's  name in the space provided below.


     ----------------------------------------------------------------------
           (Continued, and to be dated and signed on the reverse side)

2.   APPROVAL OF THE 2007 INCENTIVE COMPENSATION PLAN.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. In their discretion, upon such other matters which may properly come before the meeting or any adjournments.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

                                     Dated :   _________________________, 2007

                                     Signature
                                               ---------------------------------

                                     Signature if held jointly
                                                               -----------------

                                 (Please sign exactly as name appears hereon. If Executor, Trustee, etc., give full title. If stock is held in the name of more than one person, each should sign.)